Exhibit 99.1

Press Release Source: MGT Capital Investments, Inc. On December 14, 2010

MGT announces Laddcap investment and board changes

NEW YORK, December 14, 2010 -- MGT Capital Investments, Inc., ("MGT"), announced today that it has entered into an Amended and Restated Securities Purchase Agreement with Laddcap Value Partners LP (“Laddcap”). This Agreement amends and restates in its entirety the original Securities Purchase Agreement dated November 16, 2010, which the Company had entered into with an affiliate of Laddcap.  The parties agreed to these amendments after discussions with the staff of the American Stock Exchange in connection with the submission of MGT’s Additional Share Listing Application for AMEX approval.  Pursuant to the amended Agreements, Laddcap is purchasing 6,500,000 shares of the Company’s common stock for $1,000,000; Laddcap is not purchasing any warrants.  Further, Robert Ladd will be appointed to the Company’s board to fill a vacancy following the resignation of Tim Paterson Brown.

At a board meeting held on December 13, 2010, Peter Venton was appointed Chairman of the Board, Allan Rowley (formerly the Company’s Chief Financial Officer) was appointed to Chief Executive Officer, and Troy Robinson was appointed to Chief Financial Officer.

Robert Ladd commented: "I am pleased to conclude the transaction stage of this investment, and look forward to helping grow shareholder value for MGT and Medicsight stockholders"

All forward-looking statements are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.